Exhibit 10.3

MILESTONE SCIENTIFIC INC.

2026 PERFORMANCE INCENTIVE SUB-PLAN

to the

2020 EQUITY INCENTIVE PLAN

1. Purpose of Sub-Plan. The Board of Directors of Milestone Scientific Inc. (the “Company”) established the Amended and Restated 2020 Equity Incentive Plan (the “2020 Plan”). The terms of this Sub-Plan, as amended from time to time, shall, subject to the provisions hereof, constitute a Sub-Plan of the 2020 Plan (this “Sub-Plan”). Through the 2020 Plan, the Company established a framework to aid the Company in attracting, retaining, motivating and rewarding employees and Non-Employee Directors of, and consultants to, the Company or its Subsidiaries or affiliates, to provide for equitable and competitive compensation opportunities, to recognize individual contributions and reward achievement of Company goals, and promote the creation of long-term value for stockholders by closely aligning the interests of Participants with those of stockholders.

The 2020 Plan authorized the Committee to grant shares of Common Stock as a bonus, or to grant shares of Common Stock or other awards in lieu of obligations to pay cash, and to grant such other awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, shares of Common Stock, as deemed by the Committee to be consistent with the purposes of the Plan.

The purpose of this Sub-Plan is to provide a framework for the grant of similar awards under the 2020 Plan, to promote the long-term growth and profitability of the Company and its Subsidiaries by providing certain officers, employees and executive directors of the Company and its Subsidiaries with long-term incentives to maximize stockholder value and otherwise contribute to the success of the Company, through a fixed pool of performance-based restricted stock units allocated to certain performance milestones, and to cause all awards under this Sub-Plan (each, an “Award” and collectively, “Awards”) to be exempt from or comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and to comply with certain other provisions and exemptions under U.S. law. This Sub-Plan supplements, and shall be read in conjunction with the 2020 Plan, and is subject to the terms and conditions of the 2020 Plan; provided, that to the extent that the terms and conditions of the 2020 Plan differ from or conflict with, the terms or conditions of this Sub-Plan, the terms and conditions of this Sub-Plan shall prevail.

2. Definitions. For the purposes of this Sub-Plan, the definitions set out in the 2020 Plan shall apply to this Sub-Plan as such definitions apply to the 2020 Plan and in addition the terms set forth on Appendix A shall have the meanings ascribed thereto (unless the context requires otherwise).

3. Administration.

(a) Committee. This Sub-Plan shall be administered by the Committee, if any; provided that the Board may, in its discretion, at any time and from time to time, resolve to administer this Sub-Plan, in which case the term “Committee” shall be deemed to mean the Board for all purposes herein. Subject to the provisions of this Sub-Plan, the Committee shall be authorized to (i) select persons to participate in this Sub-Plan, (ii) determine the substance of grants made under this Sub-Plan to each Participant, and the conditions and restrictions, if any, subject to which such grants will be made, (iii) certify that the conditions and restrictions applicable to any grant have been met, (iv) subject to the terms of Section 22, modify the terms of grants made under this Sub-Plan, (v) interpret this Sub-Plan and grants made thereunder, (vi) make any adjustments necessary or desirable in connection with grants made under this Sub-Plan to eligible Participants and (vii) adopt, amend, or rescind such rules and regulations, and make such other determinations, including with respect to competitive activities, competition and other events giving rise to forfeiture, for carrying out this Sub-Plan as it may deem appropriate. Decisions of the Committee on all matters relating to this Sub-Plan shall be in the Committee’s sole discretion and shall be conclusive and binding on all parties. The validity, construction, and effect of this Sub-Plan and any rules and regulations relating to this Sub-Plan shall be determined in accordance with applicable federal and state laws and rules and regulations promulgated pursuant thereto and the rules and regulations of the Trading Market.

(b) Expenses. The expenses of this Sub-Plan shall be borne by the Company. This Sub-Plan shall not be required to establish any special or separate fund or make any other segregation of assets to assume the payment of any award under this Sub-Plan, and rights to the payment of such Awards shall be no greater than the rights of the Company’s general creditors.

(c) Discretion. Without limiting the generality of the other provisions of this Sub-Plan, the Committee may, at any time or from time to time, and on such terms and conditions (that are consistent with and not in contravention of the other provisions of this Sub-Plan) as the Committee may, in its sole discretion, determine, enter into agreements (or take other actions with respect to Awards) for new Awards containing terms (including performance measures) more (or less) favorable than outstanding similar Awards.

4. Eligibility. The Chief Executive Officer, the President, Chief Financial Officer, each executive officer and such other senior officers of the Company and directors of the Company as the Committee may designate (the executive officers, designated senior officers, and directors, if any, together the “Eligible Persons”) will be eligible to participate in this Sub-Plan, but no individual will have a right to participate. Awards may be granted to such Eligible Persons of the Company and its Subsidiaries as determined in the sole discretion of the Committee. Designation as an Eligible Person does not guarantee receipt of an Award, and the Committee may limit participation to selected roles based on governance or compensation objectives.

5. Shares Reserved for Issuance; RSUs.

(a) Shares Authorized.

(1) Subject to stockholder approval in accordance with the requirements of the rules of the Trading Market or as required by the Code or other applicable law, the total aggregate number of shares of Common Stock (the “Shares”) that may be issued or transferred under this Sub-Plan in settlement of Awards is 17,234,635, subject to adjustment as described below, which number of Shares may be amended by the Committee prior to the time, and if, this Sub-Plan is submitted to the Company’s stockholders for approval (such number, as adjusted and/or amended, the “Aggregate Pool”). The Shares may be authorized but unissued shares of Common Stock or re-acquired shares of Common Stock, including shares purchased by the Company on the open market for purposes of this Sub-Plan. For administrative purposes, when the Committee makes a grant of an Award payable in Common Stock, the Committee shall reserve shares of Common Stock equal to the maximum number of Shares that may be payable under the Award. If any PRSUs are forfeited or terminated, or otherwise is not paid in full, the shares subject to such PRSUs which have not been issued shall again be available for purposes of this Sub-Plan; provided, that the shares subject to such Award shall not be re-allocated or granted to an existing Participant, but may be granted to a new Participant under this Sub-Plan. Shares of Common Stock withheld for purposes of satisfying the Company’s applicable tax withholding obligations with respect to an Award granted under this Sub-Plan, if any, shall not be available for re-issuance or transfer under this Sub-Plan. To the extent that any RSUs are settled in cash and not Shares, such grants of RSUs shall not count against the share limits set forth above. If any PRSUs are forfeited or terminated, or otherwise is not paid in full, or for other Shares not subjected to an Award, the shares subject to such forfeited or terminated PRSUs or not underlying a PRSU may be recaptured by the 2020 Plan for disposition thereunder in the Committee’s discretion.

(2) Notwithstanding anything to the contrary in Section 5(a)(1) above, the Committee may in its discretion utilize shares of Common Stock duly authorized for issuance under the terms of the Company’s 2020 Plan, or a successor or replacement equity plan to the 2020 Plan (a “Successor Equity Plan”), for grants of Awards in satisfaction of any portion or all of the Awards granted under the terms of this Sub-Plan. In this case, (i) such Awards shall be subject to the terms of the 2020 Plan or Successor Equity Plan, as well as the terms of this Sub-Plan; and (ii) the terms of the 2020 Plan or Successor Equity Plan regarding number of shares, share counting, and fungible share pool set forth in Section 5 of the 2020 Plan or similar provisions of a Successor Equity Plan shall govern in lieu of Section 5(a)(1) of this Sub-Plan.

(b) Adjustments. In the case that shares of Common Stock are authorized exclusively for use under the terms of this Sub-Plan, if there is any change in the number or kind of shares of Common Stock outstanding (i) by reason of a stock dividend, spinoff, recapitalization, stock split, or combination or exchange of shares, (ii) by reason of a merger, reorganization or consolidation, (iii) by reason of a reclassification or change in par value, or (iv) by reason of any other extraordinary or unusual event affecting the outstanding Common Stock as a class without the Company’s receipt of consideration, or if the value of outstanding shares of Common Stock is substantially reduced as a result of a spinoff or the Company’s payment of an extraordinary dividend or distribution, the maximum number of shares of Common Stock available for issuance under this Sub-Plan, the maximum number of shares of Common Stock for which any individual may receive pursuant to Awards in any year, the number of shares covered by outstanding Award grants, the kind of shares to be issued or transferred under this Sub-Plan, and any applicable performance goals tied to the number of outstanding shares shall be equitably adjusted by the Committee, in such manner as the Committee deems appropriate, to reflect any increase or decrease in the number of, or change in the kind or value of, issued shares of Common Stock to preclude, to the extent practicable, the enlargement or dilution of rights and benefits under this Sub-Plan; provided, however, that any fractional shares resulting from such adjustment shall be eliminated. Any adjustments to outstanding Awards shall be consistent with Section 409A of the Code, to the extent applicable. Any adjustments determined by the Committee shall be final, binding and conclusive. If shares of Common Stock authorized under the terms of the 2020 Plan or a Successor Equity Plan are used for issuance of PRSU grants under the terms of this Sub-Plan, in accordance with Section 5(a)(2) above, Section 5 of the 2020 Plan, or similar provision of a Successor Equity Plan, shall govern the adjustment of shares in respect of outstanding Awards, in lieu of this Section 5(b). No adjustment shall be made that would increase the intrinsic value of any Award other than adjustments expressly permitted under the 2020 Plan and applicable law; provided, that no adjustment shall cause any Award to fail to be exempt from or comply with Section 409A of the Code.

6. Grants of Awards; Creation of Bonus Pools.

(a) Selection by the Committee of Participants. The Committee may select those Eligible Persons who will receive Awards from time to time during the first three (3) years of the Performance Period, subject to defeasance of any part of an Award the Performance Milestone of which is achieved within twelve (12) months after such grant. Following such selection by the Committee, the selected Eligible Persons will be notified in writing that such person is a participant in this Sub-Plan (each such notified person, a “Participant”) and such Participant’s percentage participation in each sub-pool created with respect to a Performance Milestone pursuant to Section 6(d) (each, a “Sub-Pool”), for a total of five (5) Participation Percentages, each for a separate Sub-Pool.

(b) Form of Awards. Each Award under this Sub-Plan shall be in the form of a performance-based restricted stock unit (each a “PRSU” or “Unit”). The PRSUs shall be issued in series, with each series corresponding to, and entitled to participation in only, a designated Performance Milestone. Each Participant in a particular Sub-Pool will be eligible to receive such Participant’s Participation Percentage of that Sub-Pool amount, subject to a Participant’s forfeiture of his or her participation right pursuant to Section 8.

(c) Performance Period. Awards will be measured based on a performance period of four (4) years, commencing on January 1, 2026, and ending on December 31, 2029 (the “Performance Period”).

(d) Allocation to Performance Milestones; Creation of Sub-Pools. If the applicable performance conditions set forth below are satisfied with respect to any of the following performance milestones (each, a “Performance Milestone” and collectively, the “Performance Milestones”), the portion of the Aggregate Pool set forth below shall be allocated for bookkeeping purposes into, and there shall be created for bookkeeping purposes, a Sub-Pool with respect to such Performance Milestone, as follows:

Performance Milestone	Sub-Pool (percentage of Aggregate Pool)
LTM Net Sales greater than $11.0 million	20%
LTM Net Sales greater than $13.0 million	20%
LTM Net Sales greater than $15.0 million	30%
Market Capitalization of $50 million	15%
Qualified Acquisition consummated	15%

Each of the above Performance Milestones having as its trigger an amount of LTM Net Sales is referred to as a “Sales Milestone”.

The following terms shall have the meanings specified:

“LTM Net Sales” means, without duplication, with respect to a rolling twelve calendar month period immediately preceding the date of determination, (a) the aggregate gross amount invoiced by or on behalf of the Company and its Subsidiaries for products sold globally in bona fide, arm’s length transactions with respect to its business lines existing on the date hereof, less (b) (i) deductions for trade, (ii) discounts, rebates, chargebacks and credits, (iii) allowances, (iv) taxes, (v) duties, (vi) governmental tariffs, (vii) freight, shipping and freight insurance costs and charges, (viii) returns and (ix) recalls. In the event that the Company shall transfer products to an Affiliate of the Company and such company retransfers the products to a third party within one year of its receipt, then the price charged by the Affiliate to third parties shall be included in the Company’s gross sales, and the price charged to such Affiliate shall not be included within gross sales. If such Affiliate does not retransfer the products within one year, then the higher of (i) the price charged by the Company to such Affiliate or (ii) the average price charged by the Company to third party customers during such year or, in the absence of sales to third party customers, the fair market price for the products, shall be included in the Company’s gross sales, for purposes of calculating LTM Net Sales of the Company hereunder.

“Market Capitalization” means the total dollar value of the Company’s outstanding shares of Common Stock on the relevant date, calculated by multiplying the VWACP on the Trading Market for twenty (20) out of thirty (30) consecutive trading days by the total number of outstanding shares of Common Stock then outstanding. If the Common Stock is not listed or quoted on a Trading Market or VWAP is unavailable, Market Capitalization shall be determined using the average bid-ask midpoint (or, if unavailable, composite dealer quotations) for twenty (20) out of thirty (30) consecutive trading days.

“Qualified Acquisition” means an acquisition of a company or business, by merger, acquisition of assets or equity, or otherwise, having more than $10 million of revenue, determined in accordance with generally accepted accounting principles consistently applied, in respect of the four consecutive quarters immediately preceding the closing of such acquisition, as reflected in financial statements of such company or business audited by an independent auditing firm reasonably acceptable to the Company.

(e) Funding of Sub-Pools. Each Sub-Pool with respect to which the Performance Milestone has been met and certified as herein provided shall be funded by the contribution by the Company of that number of Shares equal to the required funding amounts of the Aggregate Pool as set forth in Section 6(d). In the event (x) stockholders of the Company have not approved the shares of Common Stock reserved for issuance under the terms of the 2020 Plan prior to the date on which the funding for a Sub-Pool is triggered, or have not approved a sufficient number of shares of Common Stock to fund such Sub-Pool, (y) the Committee has determined it will not fund the Sub-Pool with shares of Common Stock authorized under the 2020 Plan or Successor Equity Plan (as such terms are defined herein) as set forth in Section 5(a)(2), or (z) the Committee has otherwise determined that it is desirable to do so, the Sub-Pool, as applicable, will not be funded in any respect; provided, that if a Sales Milestone shall not be funded due to a lack of available shares as contemplated in this Section 6(e) and a Sub-Pool for a subsequent Sales Milestone shall be funded, the Company shall use its reasonable commercial efforts to fund the Sub-Pool with respect to any previous Sales Milestones not so funded.

(f) Individual Limit. No one Participant shall, in the aggregate under this Sub-Plan, be granted or allocated more than thirty percent (30%) of the PRSUs allocated to any Sub-Pool or under this Sub-Plan.

7. Award Terms and Conditions.

(a) Form of Payment. All Awards will be in the form of a stock-settled PRSU, as described in Section 6(b), except as set forth below, and subject to the terms and conditions of an award agreement (consistent with the provisions of this Sub-Plan and, if applicable, the 2020 Plan) provided to the Participant at the time the Award is granted. As set forth below and as shall be memorialized in the award agreement, portions of the PRSUs may be subject to forfeiture. Each PRSU shall be equivalent to one share of Common Stock and shall entitle the Participant to receive from the Company at the settlement thereof applicable to such PRSU one share of Common Stock. PRSUs may be granted without payment of cash or consideration to the Company; provided that Participants shall be required to pay to the Company the aggregate par value of the shares received from the Company within ten days of the issuance of such shares unless such shares are treasury shares.

(b) Conditions to Payment of Awards. Prior to the payment of any Award, the Committee will determine whether the Performance Milestone with respect to the applicable Sub-Pool has been met, and if met the Committee will certify in writing prior to payment pursuant to the compensation committee certification requirement in Treas. Reg. § 1.162-27(e)(5) that the Performance Milestone goals and any other material terms were in fact satisfied, therefore triggering the vesting of the applicable Sub-Pool. For the avoidance of doubt, no PRSU shall vest unless and until the Committee has certified in writing that the applicable Performance Milestone has been achieved. Vesting occurs only upon such written certification. In addition, no Award will be payable pursuant to this Sub-Plan in the form of stock-settled PRSUs until stockholder approval of this Sub-Plan has been obtained, unless the Committee has, in its discretion, determined to utilize shares of Common Stock authorized under the 2020 Plan or a Successor Equity Plan in accordance with Section 5(a)(2). Notwithstanding the foregoing, any portion or all of the Awards may be payable in cash at the discretion of the Committee (whether or not stockholder approval is obtained or whether shares of the 2020 Plan or a Successor Equity Plan are utilized). Awards are subject to forfeiture as provided below.

(c) Vesting; Settlement.

(1) Awards with respect to a Performance Milestone shall vest upon achievement of such Performance Milestone, subject to Certification, satisfaction of the service requirement set forth in Section 8 and the other requirements set forth in this Sub-Plan, except that any part of an Award the Performance Milestone of which (other than with respect to a Qualified Acquisition) is achieved within twelve (12) months after such grant to a Participant shall be treated 292 as if such Performance Milestone was not so achieved for such Participant.

(2) Following the Committee’s written certification of a Performance Milestone (“Certification”) and the corresponding vesting of the related PRSUs, the Company shall settle such vested PRSUs by the later of (i) March 15th of the year following the year in which such PRSUs vest or (ii) 2½ months after the end of the Company’s taxable year in which such PRSUs vest, in compliance with the short-term deferral exception rules of Section 409A of the Code, the Participant shall be issued that number of Shares equal to the number of PRSUs which then vested, subject to Section 10, satisfaction of the service requirement set forth in Section 11, Section 15, including the Participant making arrangements satisfactory to the Company for the payment of any Federal, state, or local income and employment taxes in connection with the PRSU’s settlement, and Section 20.

(d) Reallocation. Notwithstanding anything contained in this Sub-Plan to the contrary, PRSUs allocated to a particular Performance Milestone may be reallocated away from a Participant, except that no reallocations shall occur within twelve (12) months prior to a Change in Control of the Company or the achievement of such Performance Milestone. Factors affecting whether and the extent to which Awards or Participation Percentages of one or more Sub-Pools will be reallocated will include the contribution of the Participant to the applicable Performance Milestone, including with respect to the Qualified Acquisition or the businesses or customers generating the sales or revenues, as shall be determined by the Committee. in its sole discretion. Reallocations shall be made based on relative contribution to the applicable performance criteria, as determined by the Committee. No Participant shall be entitled to any increase in the amount of PRSUs (or Participation Percentage) in respect of any reduction or other reallocation of PRSUs away from another Participant.

(e) Release. Notwithstanding anything to the contrary in this Sub-Plan, payment in respect of any Award shall be made within sixty (60) days following Participant’s Termination of Service, provided that: (i) Participant executes and delivers to the Company a release in favor of the Company and its Subsidiaries and their respective directors, officers, employees and agents within the time period prescribed by the Company (which shall not exceed forty-five (45) days following Termination of Service), and such release becomes effective, enforceable and irrevocable in accordance with its terms; (ii) Participant has complied with the Company Agreements; and (iii) if the sixty (60) day period following Termination of Service spans two taxable years, subject to Section 7 payment shall be made in the second taxable year. If Participant fails to execute the release within the prescribed period or the release does not become effective and irrevocable as provided above, Participant shall forfeit all rights to the Award.

(f) Deferment. A Participant may elect to defer settlement of PRSUs only to the extent permitted under a Company-sponsored deferred compensation plan that complies with Section 409A. Any such election must be made in accordance with such plan and applicable law.

8. Termination of Services.

(a) Service. All vesting shall be subject to, and conditioned on, Participant being (i) if an employee, employed by the Company or any of its Subsidiaries and designated as an employee of the Company or such Subsidiary on its payroll records on the applicable vesting date and Participant having remained continuously so employed since the date of grant of the Award, or (ii) if a Non-Employee Director, serving as a member of the Board or as a member of a board of directors of a Subsidiary on such vesting date (each a “Service Provider” and the termination of which being a “Termination of Service” and the date thereof, the “Termination Date”).

(b) Continued Employment. Except as otherwise provided herein, Participant shall be employed by the Company or any of its Subsidiaries for any period of time during which Participant is an employee of the Company or any of its Subsidiaries, as determined by the Company in accordance with its applicable practices, policies and records; provided, that, during such period Participant is (i) in active employment status with the Company or any of its Subsidiaries, (ii) on a Company-approved leave of absence for up to six months (or greater than six months if the Participant has a right to reemployment under a statute or contract), or (iii) on leave due to Disability for up to the applicable period Participant’s job is protected by statute or as approved by the Company. For the avoidance of doubt, Participant shall not be considered to be employed (x) for any period during which the Participant is not considered to be an employee pursuant to the Company’s practices, policies and records, (y) during any notice period or salary continuation period required by local law or contract (such as a “garden leave” or similar period) or any severance period (if the Participant is covered by a severance agreement or arrangement) or (z) for any period of leave in excess of the periods set forth in clauses (ii) and (iii) above, as applicable. For purposes of Awards, no such leave may exceed 90 days, unless reemployment upon expiration of such leave is guaranteed by statute or contract. If reemployment upon expiration of a leave of absence approved by the Company is not so guaranteed, then a Termination of Service of such Participant shall be deemed to have occurred. Service as a Director, whether or not the Participant receives payment of a director’s fee by the Company, shall be sufficient to constitute “employment” by the Company for purposes of this Sub-Plan.

(c) Service Requirement. If a Participant’s service with the Company terminates for any reason prior to the achievement of the applicable Sub-Pool’s Performance Milestone, the right to any portion of the Award that has not vested prior to the Participant’s Termination Date shall be forfeited in full and cancelled without consideration as of the Termination Date; provided, that notwithstanding the foregoing, if a Performance Milestone is achieved while the Participant is a Service Provider and thereafter the Participant experiences a Termination of Service for any reason (but subject nevertheless to Section 8(d)), any PRSUs relating to Performance Milestones achieved prior to the Termination Date the achievement of which is thereafter certified by the Committee, such Participant shall not be deemed to have experienced a Termination of Service solely for purposes of determining entitlement to such Award notwithstanding the Participant’s Termination of Service prior to Certification, subject to Section 7. Unless otherwise provided in the applicable PRSU award agreement, any portion of the PRSU that has not vested prior to the date of a Participant’s Termination of Service with the Company for any reason shall be forfeited as of the Participant’s Termination Date, and neither Participant nor any of his or her successors, heirs, assigns, or personal representatives will thereafter have any further rights or interests in such forfeited PRSUs.

(d) Discharge for Cause. In the event Participant’s Termination of Service is (x) for Cause, or (y) as a result of a termination initiated by the Participant under or in anticipation of circumstances that would constitute Cause, or (z) due to the Participant voluntarily departing and, after such voluntary departure, the Participant at any time engages, directly or indirectly, in behavior that would constitute Cause or the Participant breaches in any material respect any provision of this Sub-Plan or any Company Agreement, (i) all Awards granted to such Participant (including any vested portion thereof) shall immediately terminate and be forfeited in its entirety upon first notification to the Participant of such termination for Cause, whether or not then vested, and (ii) if the Participant vests in any of his or her Award, within one year thereafter, the Participant may, in the discretion of the Committee, be required to re-deliver to the Company the Shares delivered to the Participant (or if such shares have been sold, their aggregate selling price), without regard to any subsequent increase or decrease in the Fair Market Value of the Common Stock (the “Underlying Share Value”). In addition, the Company may, in its discretion, deduct from any payment of any kind (including salary or bonus) otherwise due to any such participant an amount equal to the Underlying Share Value. If the Participant’s service is suspended pending an investigation of whether the Participant’s Termination of Service will be terminated in accordance with clause (x), (y) or (z) above, all the Participant’s rights under this Sub-Plan and the related Award shall be suspended during the suspension period.

9. Competition with the Company. In order to protect the Company’s goodwill and investments in research and development and Customer and business relationships and to prevent the disclosure of the Company’s confidential and trade secret information, thereby promoting the long-term success of the Company’s business, the Participant agrees to the following:

(a) Restricted Activities.

(1) During the Participant’s employment, the Participant will not, without the prior written consent of the Company, directly or indirectly engage in any activities (including preparations) which compete with, are intended to compete with, or which otherwise may adversely affect or interfere with the Company’s business or advantage a Competitor whether immediately or in the future;

(2) During the Participant’s employment and for any restricted period set forth in a Company Agreement to which the Participant is a party (a “Restricted Period”), the Participant will not breach or violate any of the provisions of such Company Agreement; and

(3) For a period of twenty-four (24) months following the Participant’s Termination Date, the Participant will not, without the prior written consent of the Company, directly or indirectly perform, or assist others to perform, work for a Competitor in a position in which the Participant could disadvantage the Company or advantage the Competitor through (A) the Participant’s disclosure or use of the Company’s confidential or trade secret information and/or (B) the Participant’s use of the Company’s Customer relationships and goodwill.

(b) Rescission and Forfeiture. The Participant understands and agrees that if the Company determines the Participant has violated any of the provisions of Section 9(a), including with respect to any Company Agreement, then, in addition to injunctive relief, damages, and all other equitable and legal rights and remedies without the necessity of showing any actual damages or that money damages would not afford an adequate remedy, and without the necessity of posting any bond or other security:

(1) All Awards granted to such Participant (whether or not vested) automatically and without notice shall be terminated and forfeited for no consideration on the earliest date on which the Participant is first in violation of Section 9(a) or any Company Agreement that the Participant has with the Company; and

(2) upon the Company’s demand, the Participant shall immediately deliver to the Company a number of shares of Common Stock equal to the number of Shares with respect to which the Award was settled (for the avoidance of doubt, without reduction for any shares of Common Stock that may have been withheld and/or sold to satisfy applicable withholding taxes) within the twelve (12) month period of time immediately preceding the earliest date on which the Participant is first in violation of Section 9(a) or any Company Agreement. To the extent that the Participant does not, as of the date of the Company’s demand for repayment, hold a number of shares of Common Stock sufficient to satisfy the obligation set forth in the preceding sentence, the Participant shall pay the Company an amount in cash equal to (x) the number of shares required to be delivered by the Participant pursuant to the preceding sentence, multiplied by (y) the Fair Market Value per share of Common Stock as of the business day immediately preceding the date of the Company’s demand for repayment. The Participant agrees to deliver and execute such documents (including, if applicable, share certificates) as the Company may deem necessary to effect the repayment obligations referred to in this Section 9(b)(2).

(c) Non-Exclusive Remedies. Participant understands and agree that the remedies set forth in Section 9(b) shall not be the Company’s exclusive remedies in the event of a breach of the obligations set forth in Section 9(a) or other obligation in any applicable Company Agreement, and that the Company reserves all other rights and remedies available to it at law or in equity.

(d) Severability of Covenants. Participant acknowledges and agrees that as to such Participant the covenants set forth in this Section 9 are reasonable and valid in geographical and temporal scope and in all other respects. If any court determines that any of such covenants, or any part thereof, is invalid or unenforceable as to such Participant or to any other holder of shares of the Company, the remainder of such covenants shall not thereby be affected and shall be given full effect as to Participant, without regard to the invalid portions.

(e) Blue-Penciling. If any court determines that any of the covenant set forth in this Section 9, or any part thereof, is unenforceable as to a Participant or to any other stockholder because of the duration or geographic scope of such provision, such court shall have the power to reduce the duration or scope of such provision, as the case may be, as to such Participant and, in its reduced form, such provision shall then be enforceable.

10. Delivery.

(a) Payment to Specified Employees. Notwithstanding anything to the contrary in this Sub-Plan or in a Participant or Employer payment election, this Sub-Plan may not make payment, based on Termination of Service to a Participant who, on the date of Termination of Service is a Specified Employee, earlier than six (6) months following Termination of Service (or if earlier, upon the Specified Employee’s death), except as permitted under this Section 10(a). This limitation applies regardless of the Participant’s status as a Specified Employee or otherwise on any other date including the next Specified Employee effective date had the Participant continued to render services through such date. The Company, operationally and without any direct or indirect Participant election, will elect whether any payments that otherwise would be payable to the Specified Employee during the foregoing 6-month period: (i) will be accumulated and payment delayed until the first day of the seventh month that is after the 6-month period; or (ii) will be delayed by six months as to each installment otherwise payable during the 6-month period. This Section 10(a) does not apply to payments made on account of a domestic relations order, payments made because of a conflict of interest, or payment of employment taxes, all as described in Treas. Reg. 1.409A-3(i)(2)(i). This Section 10(a) also does not apply to any reimbursement or in-kind benefit which is severance or separation pay but which is not deferred compensation.

(b) Installment Payments.

(1) Settlement of Awards shall be made in quarterly installments, commencing on the expiration of ninety (90) days or six (6) months (plus a day) after Termination of Service, as applicable. The number of installments shall be equal to the quotient (rounded up to the nearest whole number) of the total Fair Market Value of the shares to be delivered at the date of delivery, divided by the number 100,000. The first such installment is to be made on (or as soon as practicable after) the first day payment is to be made hereunder. Installment payments made after the first installment shall be made on or about the applicable quarterly anniversary of the first payment date until all required quarterly installments have been paid.

(2) The amount of each installment payment shall be determined by dividing the Fair Market Value of the shares to be delivered at the date of delivery by the number of payments remaining to be paid. Any amounts shall continue to be credited or debited without interest. The final installment payment shall be equal to the balance of the Fair Market Value of the shares to be delivered at the date of delivery. The term “payment” shall be treated as a series of separate payments for purposes of Section 409A to the extent applicable.

11. Change in Control.

(a) Awards Do Not Survive. Upon a Change in Control, all Awards theretofore granted shall be deemed cancelled and terminated, except that Awards corresponding to Performance Milestones achieved and certified prior to the Change in Control shall vest and settle in accordance with Section 7, and PRSUs allocated to the Market Capitalization Performance Milestone shall be treated in accordance with Section 11(b). No vesting or right to any shares or compensation will arise from any achievement of any Performance Milestone occurring after a Change in Control.

(b) Market Capitalization Performance Milestone. If (i) there is a Change in Control during the Performance Period, and (ii) if the Market Capitalization Performance Milestone is reached in connection with, or as a result of, such Performance Milestone, based on the imputed value of the Company in such Change in Control transaction and without regard to the VWACP or trading day elements of the Market Capitalization definition, then the Sub-Pool allocated to the Market Capitalization Performance Milestone shall be deemed to be achieved and such sub-Pool vested and funded, and the PRSUs allocated to the Market Capitalization Performance Milestone shall be treated in accordance with the terms of this Sub-Plan applicable as if the Market Capitalization Performance Milestone had been achieved as a result of reaching such Performance Milestone at the end of the Performance Period; provided, however, that in the case of settlement of PRSUs allocated to the Market Capitalization Performance Milestone, such vested PRSUs shall be exchanged immediately before the consummation of such Change in Control for the amount and form of consideration distributed to stockholders, if any, in connection with such Change in Control event allocable to, and payable to Participant in respect of, such Participant’s PRSUs allocated to the Market Capitalization Performance Milestone; provided, however, that the amount so received in payment or paid shall be limited from time to time to such Participant’s share of the consideration distributed to stockholders of the Company in connection with such Change in Control event allocable to, and payable to Participant in respect of, such Performance Milestone, taking into account (and reduced by) any amounts escrowed or withheld, deferred and contingent consideration, and indemnification payments and other set-offs applicable to the stockholders of the Company.

12. Compliance. The obligation of the Company to sell or deliver Shares with respect to Awards granted under this 2020 Plan shall be subject to all applicable laws, rules and regulations, including all applicable federal and state securities laws, and the obtaining of all such approvals by governmental agencies as may be deemed necessary or appropriate by the Committee. Without limiting the foregoing:

(a) Insider Trading Policy. No Awards shall be paid in shares of the Company during any blackout period or other period during which Participant would not be able to purchase or sell shares of Common Stock of the Company in accordance with the Company’s Insider Trading Policy, including at any time that the Participant shall be in possession of material, non-public information about the Company. In the event that payment would ordinarily be made but for this Section 12(a), it shall be made as soon as practicable after such condition ceases.

(b) Provisions Relating to Section 16 of the Exchange Act. With respect to a Participant who is then subject to the reporting requirements of Section 16(a) of the Exchange Act, the Committee shall implement transactions under this Sub-Plan and administer this Sub-Plan in a manner that will ensure that each transaction by such a Participant is exempt from or otherwise not subject to liability under Rule 16b-3, except that such a Participant may be permitted to engage in a non-exempt transaction under this Sub-Plan if written notice is given to the Participant regarding the non-exempt nature of such transaction.

(c) Exchange. The Company shall impose such restrictions on shares delivered to a Participant hereunder and any other interest constituting a security as it may deem advisable in order to comply with the Securities Act, the requirements of the Trading Market, any applicable state securities laws, any provision of the Company’s Certificate of Incorporation or Bylaws, or any other law, regulation, or binding contract to which the Company is a party.

(d) Parachute Payments. Unless otherwise specifically provided in the applicable award agreement, notwithstanding anything in this Sub-Plan to the contrary, the aggregate amount payable to any Participant in respect of Awards shall be reduced by the amount, if any, the Committee in its sole discretion determines is necessary so as to prevent the payments under this Sub-Plan, together with all other amounts paid and/or payable to the Participant, in connection with an Award which is also a Change in Control event or otherwise, from constituting “excess parachute payments” within the meaning of section 280G of the Code and the U.S. Treasury Income Tax Regulations promulgated thereunder.

13. Restriction of Transfer. Unless otherwise permitted by the Committee, no Award granted under the terms of this Sub-Plan shall be (i) sold, transferred or otherwise disposed of, other than by will or the laws of descent and distribution or to a Participant’s Family Member by gift or a qualified domestic relations order as defined by the Code, (ii) pledged or otherwise hypothecated, or (iii) subject to attachment, execution or levy of any kind; and any purported transfer, pledge, hypothecation, attachment, execution or levy in violation of this provision shall be null and void. All provisions of this Sub-Plan shall in any event continue to apply to any Award granted under this Sub-Plan and transferred as permitted by this Section 13, and any transferee of any such award shall be bound by all provisions of this Sub-Plan as and to the same extent as the applicable original Participant.

14. Other Benefit Plans and Arrangements. No payments or entitlements under this Sub-Plan shall be taken into account in computing any amount of salary or compensation for the purpose of determining any pension, retirement, death or other benefits under (i) any pension, retirement, life insurance or other benefit plan of the Company or any of its direct or indirect Subsidiaries, or any of their respective Affiliates, or (ii) any agreement between a Participant and the Company or any of its direct or indirect Subsidiaries, or any of their respective Affiliates (except as may be expressly provided therein to the contrary), in each case unless required by applicable law.

15. Withholding Taxes

(a) Company Requirement. The Company may require, as a condition to the vesting or settlement of any Award or the delivery of certificates for shares issued hereunder, that the Participant make adequate arrangements satisfactory to the Company for the payment to the Company, of all Federal, state or local income tax, social insurance, payroll tax, payment on account or other tax-related items related to Participant’s participation in this Sub-Plan and legally applicable to Participant of any kind required by law to be withheld with respect to any vesting, settlement or delivery of shares in connection with any Award (“Tax-Related Items”).

(b) Method of Payment. Prior to any relevant taxable or tax withholding event, as applicable, Participant will pay or make adequate arrangements satisfactory to the Company to satisfy all Tax-Related Items. In this regard, Participant authorizes the Company and/or Participant’s other employer (the “Employer”), or their respective agents, at their discretion, to satisfy the obligations with regard to all Tax-Related Items by one or a combination of the following, in the sole and absolute discretion of the Company:

(1) provided that at the time of payment the shares of Common Stock of the Company are publicly traded, pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board that, prior to the delivery of such shares to Participant, results in either the receipt of cash (or check) by the Company or the receipt of irrevocable instructions to pay an amount equal to the aggregate Tax-Related Items to the Company from the sales proceeds; provided, that for such purposes, to better assure the Company and Participant that such sale will yield to the Company an amount sufficient to satisfy the aggregate Tax-Related Items, the Company shall be entitled to deliver to the broker Shares having a value required by the broker, which will have a value in excess of the aggregate Tax-Related Items, for sale as provided herein (any excess to be delivered to Participant after payment in full of the aggregate Tax-Related Items). This manner of payment is also known as a “broker-assisted exercise”, “same day sale”, or “sell to cover;”

(2) withholding Shares from any vested Shares, provided that the Company only withholds a number of Shares with a Fair Market Value as of the valuation date equal to or below the dollar amount of the Tax-Related Items, provided, however, that in order to avoid withholding any fractional Shares, the Company may round up to the next nearest number of whole Shares, as long as the Company withholds no more than a single whole Share in excess of the withholding obligation for Tax-Related Items;

(3) withholding from Participant’s wages or other cash compensation paid to Participant by the Company and/or the Employer; and/or

(4) withholding from proceeds of the sale of Shares either through a voluntary sale or through a mandatory sale arranged by the Company (on Participant’s behalf pursuant to this authorization);

it being understood that (A) the Company will favor receiving from Participants, and may not agree to accept any method does not provide it with, sufficient cash to pay all applicable taxes, and any and all other amounts required to be withheld under Federal, state, or local law and other applicable guidance, and (B) the Company does not have to be consistent or treat equally or the same any one or more Participants, with respect to arrangements for the payment of such Tax-Related Items, and shall be entitled to treat different Participants differently and the same Participant differently with respect to any deferred compensation.

The Company or the Employer will remit the total amount withheld for Tax-Related Items to the appropriate tax authorities.

If the obligation for Tax-Related Items is satisfied by a Regulation T “broker-assisted sale” or by withholding vested shares, for tax purposes, Participant is deemed to have been issued the full number of vested shares, notwithstanding that a number of the shares are held back solely for the purpose of paying the Tax-Related Items due as a result of any aspect of Participant’s participation in this Sub-Plan or an Award.

Finally, Participant shall pay to the Company or the Employer in cash any amount of Tax-Related Items that the Company or the Employer may be required to withhold as a result of Participant’s participation in this Sub-Plan or with respect to the shares that cannot be satisfied, or which the Company determines should not be satisfied, by one or more of the means acceptable to the Company in its sole and absolute discretion previously described.

The Company may refuse to deliver shares or proceeds from the sale of shares if Participant fails to comply with his or her obligations in connection with the Tax-Related Items.

16. Tax Consequences. PARTICIPANT UNDERSTANDS THAT PARTICIPANT MAY SUFFER ADVERSE TAX CONSEQUENCES AS A RESULT OF THE GRANT, VESTING OR SETTLEMENT OF THE AWARD OR DELIVERY OR DISPOSITION OF THE SHARES. PARTICIPANT REPRESENTS THAT (a) PARTICIPANT HAS CONSULTED WITH ANY TAX ADVISER THAT PARTICIPANT DEEMS ADVISABLE IN CONNECTION WITH THE GRANT, VESTING, DELIVERY OR SETTLEMENT OF THE AWARD OR DISPOSITION OF THE SHARES, (b) THE COMPANY IS NOT PROVIDING ANY TAX, LEGAL OR FINANCIAL ADVICE, NOR IS THE COMPANY MAKING ANY RECOMMENDATIONS REGARDING PARTICIPANT’S PARTICIPATION IN THIS SUB-PLAN, OR PARTICIPANT’S ACQUISITION OR SALE OF THE SHARES, AND (c) PARTICIPANT IS NOT RELYING ON THE COMPANY FOR ANY TAX ADVICE. If Participant is or becomes a U.S. taxpayer or employment (or services) is provided in the United States: Participant hereby acknowledges that Participant has been informed that, with respect to unvested Awards, there will be a recognition of taxable income to Participant, measured by the excess, if any, of the Fair Market Value of the unvested shares, at the time they are delivered, over the purchase price for such shares (if any).

17. Rights as a Stockholder. Except as otherwise provided by the Committee, no Participant shall have any rights as a stockholder of the Company in respect of any Award prior to its vesting; provided that the Participant shall have the right to receive accumulated dividends on terms and conditions specified by the Committee or distributions with respect to the corresponding number of Shares underlying each PRSU at the settlement thereof, unless such PRSU is converted into deferred stock units in accordance with an election made in accordance with Section 7(f), in which case such accumulated dividends or distributions shall be paid by the Company to the Participant at such time as the deferred stock units are converted into shares.

18. Clawback.

(a) Compensation Recoupment Policy. In the event that any of the Awards are at any time affected by an Accounting Restatement and the Company has a clawback or compensation recoupment policy, whether or not adopted in compliance with SEC Rule 10D-1, as amended, and whether on a stand-alone basis or combined with other policies, each Participant hereby acknowledges and agrees that Participant and the Award, including any shares that may be delivered to the Participant pursuant to an Award, will be subject to such clawback or compensation recoupment policy. The terms and conditions of any such compensation recoupment policy will be deemed incorporated by reference into this Sub-Plan. For purposes hereof, “Accounting Restatement” means the accounting restatement of any of the Company’s financial statements filed with the Securities and Exchange Commission under the Exchange Act or the Securities Act, due to the Company’s material noncompliance with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period.

(b) Participant Contribution to Restatement. Without limiting Section 18(a), if the Company and its Subsidiaries terminate the Participant’s service relationship due to the Participant’s gross negligence or willful misconduct (whether or not such actions also constitute Cause hereunder) which conduct, directly or indirectly, results in the Company preparing an Accounting Restatement, any Award granted or PRSUs allocated hereunder, whether or not vested (and any gains thereon), shall be subject to forfeiture, recovery and “clawback.” In addition, the Participant acknowledges and agrees that any Award granted or PRSUs allocated hereunder (whether or not vested) may be subject to forfeiture, recovery and “clawback” to the extent required pursuant to the terms and conditions of any Company Agreement.

19. Listing, Registration and Qualification. If the Committee determines that the listing, registration or qualification upon any Trading Market or under any law of Shares subject to any Award is necessary or desirable as a condition of, or in connection with, the granting of same or the issue or purchase of Shares thereunder, no such Award may be paid out, and no Shares may be issued, unless such listing, registration or qualification is effected free of any conditions not acceptable to the Committee.

20. Tax Provisions.

(a) Section 409A Compliance. All Awards and PRSUs granted under this Sub-Plan are intended either not to be subject to Section 409A of the Code under the short-term deferral exemption regulations or, if subject to Section 409A of the Code, to be administered, operated and construed in compliance with Section 409A of the Code. Notwithstanding this or any other provision of this Sub-Plan or any PRSU award agreement to the contrary, the Committee may amend this Sub-Plan or any award agreement granted hereunder in any manner or take any other action that it determines, in its sole discretion, is necessary, appropriate or advisable (including replacing any Award or PRSU) to cause this Sub-Plan or any Award granted hereunder to comply with Section 409A of the Code and all regulations and other guidance issued thereunder or to not be subject to Section 409A of the Code. Notwithstanding anything to the contrary contained herein, the Company shall not be responsible for, or required to reimburse or otherwise make any Participant whole for, any tax imposed on any Participant pursuant to Section 409A of the Code in respect of any grant under this Sub-Plan. Notwithstanding other provisions of this Sub-Plan or any award agreements hereunder, unless otherwise determined by the Committee in its sole and absolute discretion, no Award shall be granted, deferred, accelerated, extended, paid out or modified under this Sub-Plan in a manner that would result in the imposition of an additional tax under Section 409A of the Code upon a Participant. In the event that it is reasonably determined by the Committee that, as a result of Section 409A of the Code, payments in respect of any Award under this Sub-Plan may not be made at the time contemplated by the terms of this Sub-Plan or the relevant award agreement, as the case may be, without causing the Participant holding such Award to be subject to taxation under Section 409A of the Code, including as a result of the fact that the Participant is a “specified employee” under Section 409A of the Code, the Company will make such payment on the first day that would not result in the Participant incurring any tax liability under Section 409A of the Code.

(b) Compliance with Code Section 162(m). The terms of this Sub-Plan, including the definitions of Covered Employee and other terms used therein, shall be interpreted in a manner consistent with Code Section 162(m) and regulations thereunder. The foregoing notwithstanding, because the Committee cannot determine with certainty whether a given Participant will be a Covered Employee with respect to a fiscal year that has not yet been completed, the term Covered Employee as used herein shall mean only a person designated by the Committee as likely to be a Covered Employee with respect to a specified fiscal year. If any provision of this Sub-Plan or any Award document relating to a performance award that is designated as intended to comply with Code Section 162(m) does not comply or is inconsistent with the requirements of Code Section 162(m) or regulations thereunder, such provision shall be construed or deemed amended to the extent necessary to conform to such requirements, and no provision shall be deemed to confer upon the Committee or any other person discretion to increase the amount of compensation otherwise payable in connection with any such Award upon attainment of the applicable performance objectives.

21. Nonexclusivity of this Sub-Plan. Neither the adoption of this Sub-Plan by the Board nor its submission to the shareholders of the Company for approval shall be construed as creating any limitations on the power of the Board or a committee thereof to adopt such other incentive arrangements, apart from this Sub-Plan, as it may deem desirable.

22. Amendment and Termination

(a) Amendment. The Board of Directors or the Committee, without approval of the stockholders, may amend or terminate this Sub-Plan, except that no amendment shall become effective without prior approval of the stockholders of the Company if stockholder approval would be required by applicable law or regulations or by any listing or quotation requirement of the Trading Market.

(b) Savings Amendments. Notwithstanding any other provisions of this Sub-Plan, and in addition to the powers of amendment set forth in this Section 22 and Section 20 or otherwise, the provisions hereof and the provisions of any Award made hereunder may be amended unilaterally by the Committee from time to time to the extent necessary (and only to the extent necessary) to prevent the implementation, application or existence (as the case may be) of any such provision from (i) requiring the inclusion of any compensation deferred pursuant to the provisions of this Sub-Plan (or an Award thereunder) in a Participant’s gross income pursuant to Section 409A of the Code, and the regulations issued thereunder from time to time, (ii) limiting the tax deductibility of any payment in settlement of an Award under Section 162(m) of the Code, (iii) inadvertently causing any Award hereunder to be treated as providing for the deferral of compensation pursuant to such Code section and regulations, and/or (iv) failing to comply with applicable law. No amendment or modification shall materially and adversely affect a Participant’s vested rights without the Participant’s written consent, except as required to comply with applicable law (including Code Sections 409A and 162(m)).

(c) Termination. The Committee may terminate this Sub-Plan at any time. From time to time, the Committee may suspend this Sub-Plan, in whole or in part. From time to time, the Committee may amend this Sub-Plan or PRSU award agreement, including the adoption of amendments deemed necessary or desirable to correct any defect or supply an omission or reconcile any inconsistency in this Sub- Plan or in any Award or PRSU award agreement granted hereunder so long as stockholder approval has been obtained if required. No amendment, termination or modification of this Sub- Plan, Award or PRSU award agreement may in any manner affect Awards or PRSUs heretofore granted without the consent of the Participant unless the Committee has made a determination that an amendment or modification is in the best interest of all persons to whom Awards or PRSUs have heretofore been granted, but in no event may such amendment or modification result in an increase in the amount of compensation payable pursuant to such Award or PRSU.

23. Substitution of Awards under this Sub-Plan. The Committee may, in its discretion, permit holders of Awards under this Sub-Plan to surrender outstanding Awards in order to exercise or realize rights under other awards, or in exchange for the grant of new awards, or require holders of awards to surrender outstanding awards as a condition precedent to the grant of new awards under this Sub-Plan, but only if such surrender, exercise, realization, exchange, or grant (a) would not constitute a distribution of deferred compensation for purposes of Section 409A(a)(3) of the Code or (b) constitutes a distribution of deferred compensation that is permitted under regulations issued pursuant to Section 409A(a)(3) of the Code.

24. Limitation of Liability; Indemnification. To the fullest extent permitted by the act, no manager, administrator nor any person acting pursuant to authority delegated by a manager or the administrator shall be personally liable, responsible or accountable, in damages or otherwise, to the Company or any Participant for any action or determination under this Sub-Plan unless such person acted in bad faith with respect to such action or determination, and shall to the extent permitted by law be fully indemnified and protected by the Company with respect to any such action or determination. Accordingly, each Participant agrees that in acting in accordance with the terms of, and exercising such authority, the officers, directors and any person acting pursuant to authority delegated by the Board or Committee shall be subject to no express or implied fiduciary duty but only to the implied covenant of good faith and fair dealing.

25. Expiration, etc. Under this Sub-Plan, EPUs may be awarded from time to time prior to the expiration of ten (10) years from the date of adoption of this Sub-Plan, at which time this Sub-Plan will expire. Such expiration will not terminate then outstanding, previously awarded EPUs or their rights hereunder. This Sub-Plan may be extended, terminated or modified by the administrator at any time prior to the expiration of ten (10) years from the date of adoption of this Sub-Plan.

26. Not a Contract of Employment, etc. Nothing in this Sub-Plan or in any grant thereunder shall confer any right on a Participant to continue in the service or employ as a director or officer of or in the performance of services for the Company or a Subsidiary or shall interfere in any way with the right of the Company or a Subsidiary to terminate the employment or performance of services or to reduce the compensation or responsibilities of a Participant at any time. By accepting any Award under this Sub-Plan, each Participant and each person claiming under or through him or her shall be conclusively deemed to have indicated his or her acceptance and ratification of, and consent to, any action taken under this Sub-Plan by the Company, the Board or the Committee.

27. Right of Setoff. The Company or any Subsidiary or affiliate may, to the extent permitted by applicable law and to the extent consistent with the requirements of or exemption from Section 409A of the Code, deduct from and set off against any amounts the Company or any Subsidiary or affiliate may owe to a Participant from time to time, including amounts payable in connection with any Award, owed as wages, fringe benefits, or other compensation owed to such Participant, such amounts as may be owed by such Participant to the Company, although Participant shall remain liable for any part of each Participant’s payment obligation not satisfied through such deduction and setoff. By accepting any Award granted hereunder, each Participant agrees to any deduction or setoff under this Section 27.

28. No Trust Fund Created. Neither the Company nor any of its direct or indirect Subsidiaries, or any of their respective Affiliates, shall set aside any money in trust or otherwise to guarantee payments of any amounts due under this Sub-Plan. Only the Company (and no other person or entity) will be responsible for payment, will make payment, if and when due, out of its general funds.

29. Employment Status; Claims to Awards. Nothing in this Sub-Plan shall be construed to limit in any way the right of the Company or any Subsidiary to terminate the employment of any person at any time. The Awards and PRSUs represent unfunded and unsecured obligations of the Company and Participant in respect of this Sub- Plan shall have no rights other than those of a general unsecured creditor to the Company.

30. Severability. Whenever possible, each provision of this Sub-Plan shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Sub-Plan is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Sub-Plan.

31. Governing Law This Sub-Plan shall be governed by the corporate laws of the State of Delaware, without giving effect to any choice of law provisions that might otherwise refer construction or interpretation of this Sub-Plan to the substantive law of another jurisdiction.

Appendix A

Certain Definitions

In the event of any inconsistency between a defined term in the Sub-Plan and the corresponding definition in the 2020 Plan, the definition set forth in the Sub-Plan shall control solely with respect to this Sub-Plan.

“Affiliate” means any corporation, partnership, limited liability company, business trust, or other entity controlling, controlled by or under common control with the Company.

“Aggregate Pool” has the meaning set forth in Section 5(a).

“Award” has the meaning set forth in Section 1.

“Board of Directors” and “Board” mean the Board of Directors of the Company.

“Cause”, with respect to any Participant, has the meaning set forth in any Company Agreement of the Participant with the Company, or if Participant is not party to a Company Agreement that includes a definition of “Cause”, the definition of “Cause” set forth in the 2020 Plan. For the avoidance of doubt, if the definition of “Cause” under any Company Agreement entered into by Participant with or for the benefit of the Company or a Subsidiary conflicts with the definition of “Cause” under the 2020 Plan, the definition in any Company Agreement between the Company and the Participant shall control.

“Change in Control” has the meaning set forth in Section 409A(i)(5)(v), (vi) and (vii) of the Code.

“Code” has the meaning set forth in Section 5(b).

“Committee” means the Compensation Committee of the Board, if any, which shall consist solely of two or more members of the Board, and each member of the Committee shall be (i) a Non-Employee Director, unless administration of this Sub-Plan by Non-Employee Directors is not then required in order for exemptions under Rule 16b-3 to apply to transactions under this Sub-Plan, (ii) an “outside director” within the meaning of Section 162(m) of the Code, unless administration of this Sub-Plan by “outside directors” is not then required in order to qualify for tax deductibility under Section 162(m) of the Code, and (iii) independent, as defined by the rules of the Trading Market.

“Common Stock” means the Common Stock, par value $0.001 per share, of the Company, and any other shares into which such stock may be changed by reason of a recapitalization, reorganization, merger, consolidation or any other change in the corporate structure or capital stock of the Company.

“Company Agreement” means any employment agreement, consulting agreement, proprietary rights agreement, invention assignment or work for hire agreement, confidentiality agreement, non-competition agreement, non-solicitation agreement, restrictive covenant agreement or similar agreement with or for the benefit of the Company, including without limitation the PIICA, or entered into by Participant with the Company in connection with Participant’s employment or the grant of a stock option or other equity award, bonus or equity incentive.

“Competitor” has the meaning set forth in any Company Agreement of the Participant with the Company or if Participant is not party to a Company Agreement that includes a definition of “Competitor”, “Competitor” means any person or entity, including but not limited to Participant or anyone acting on Participant’s behalf, that is engaged, planning or preparing to engage or reasonably expects to engage in the development, testing, manufacture, marketing, selling, supplying or otherwise providing, or consulting on, any product, process, technology, device, machine, invention or service that resembles, is substantially or functionally similar to, competes with, may now or in the future compete with, can be substituted for, applied to or marketed as a substitute for, any product, process, technology, device, machine, invention or service of the Company that is in existence or that is, was, or is planned or in preparation to be under development, testing or manufacture, including but not limited to, inter alia, computer-controlled local anesthesia delivery (C-CLAD) products, services or technology.

“Covered Employee” means any employee of the taxpayer if (A) such employee is the principal executive officer or principal financial officer of the taxpayer at any time during the taxable year, or was an individual acting in such a capacity, (B) the total compensation of such employee for the taxable year is required to be reported to shareholders under the Exchange Act by reason of such employee being among the 3 highest compensated officers for the taxable year (other than any individual described in subparagraph (A)), (C) in the case of taxable years beginning after December 31, 2026, such employee is among the 5 highest compensated employees for the taxable year other than any individual described in subparagraph (A) or (B), or (D) was a covered employee described in subparagraph (A) or (B) of the taxpayer (or any predecessor) for any preceding taxable year beginning after December 31, 2026. Such term shall include any employee who would be described in subparagraph (B) if the reporting described in such subparagraph were required as so described.

“Customer” has the meaning set forth in any Company Agreement of the Participant with the Company or if Participant is not party to a Company Agreement that includes a definition of “Customer”, “Customer” means any entity, client, account, or person, including the employees, agents or representatives of the foregoing, or any entity or person who participates, influences or has any responsibility in making purchasing decisions on behalf of such entities, clients, accounts, or persons, to whom or to which you contacted, solicited any business from, sold to, rendered any service to, were assigned to, had responsibilities for, received commissions or any compensation on, or promoted or marketed any products or services to during the applicable Restricted Period.

“Disability” means, except as otherwise provided by the Committee, a disability that would entitle an eligible Participant to payment of monthly disability payments under any Company disability plan or as otherwise determined by the Committee.

“Eligible Person” has the meaning set forth in Section 4.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Fair Market Value” as of a particular date shall mean, with respect to securities, (i) if the securities are then listed or quoted on a Trading Market, the closing sales price per security on the Trading Market for the last preceding date on which there was a sale of such security on such Trading Market, or (ii) if the securities are then traded in an over-the-counter market, the closing bid price for the securities in such over-the-counter market for the last preceding date on which there was a sale of such securities in such market, or (iii) if the securities are not then listed or quoted on a Trading Market, such value as the Committee, in its sole discretion, shall determine.

“Family Member” means, with respect to any natural person, such natural person’s spouse, parents, grandparents and descendants (whether by blood, marriage or adoption, and including stepchildren), together with any spouse or descendant of any of the foregoing individuals (whether by blood, marriage or adoption, and including stepchildren).

“Non-Employee Director” has the meaning given to such term in Rule 16b-3 under the Exchange Act and any successor thereto.

“Participant” has the meaning set forth in Section 6(a).

“Participation Percentage” means, with respect to a designated Sub-Pool, the percentage that the number of a Participant’s PRSUs corresponding to a particular Sub-Pool bears to the total number of PRSUs corresponding to such Sub-Pool.

“Performance Period” has the meaning set forth in Section 6(c).

“Performance Milestone” has the meaning set forth in Section 6(d).

“PIICA” means the Proprietary Information, Invention and Confidentiality Agreement entered into by Participant substantially simultaneously with the commencement of employment by or other service with the Company or a Subsidiary thereof, as the same may be amended and supplemented from time to time.

“PRSU” has the meaning set forth in Section 6(b).

“Sales Milestone” has the meaning set forth in Section 6(d).

“Securities Act” means the Securities Act of 1933, as amended.

“Shares” has the meaning set forth in Section 5(a).

“Specified Employee” means a Participant who is a key employee as described in Code §416(i)(1)(A), disregarding paragraph (5) thereof and using compensation as defined under Treas. Reg. §1.415(c)-2(a). However, a Participant is not a Specified Employee unless any stock of the Employer is publicly traded on an established securities market or otherwise and the Participant is a Specified Employee on the date of his/her Termination of Service. If a Participant is a key employee at any time during the twelve (12) months ending on the Specified Employee identification date, the Participant is a Specified Employee for the 12-month period commencing on the Specified Employee effective date. The Specified Employee identification date is December 31. The Specified Employee effective date is the April 1 following the Specified Employee identification date. The Employer, in determining whether this definition and all related Sub-Plan provisions apply, will determine whether the Employer has any publicly traded stock as of the date of a Participant’s Termination of Service. In the case of certain corporate transactions (a merger, acquisition, spin-off or initial public offering), or in the case of nonresident alien employees, the Employer will apply the Specified Employee provisions of this Sub-Plan in accordance with Treas. Reg. §1.409A-1(i) and other Applicable Guidance. Notwithstanding the foregoing, the Employer in its participation agreement, and in accordance with Treas. Reg. §1.409A-1(i) and other Applicable Guidance, may make the following elections: (i) use of any Code §415 definition of compensation for Specified Employee determination; (ii) designation of an alternative Specified Employee identification date; (iii) designation of an alternative Specified Employee effective date; (iv) use of an alternative method to identify Participants who will be subject to the 6-month delay rule; (v) certain elections in the context of corporate transactions; and (vi) certain elections regarding nonresident alien employees. The Employer’s election under clauses (ii) or (iii) regarding an identification date or effective date made on or before December 31, 2007, applies to any Termination of Service occurring on or after January 1, 2005, unless the Employer subsequently changes the identification date and/or effective date. Such elections are effective as of the date that all necessary corporate action has been taken to make the election binding as to all nonqualified deferred compensation Sub-Plans in which service providers of the Employer who would become a Specified Employees participate. The Employer must apply all such elections consistently as to all service providers. The Employer will apply the Specified Employee provisions of this Sub-Plan, including the elections described in this definition, in accordance with Treas. Reg. §1.409A-1(i) and other Applicable Guidance.

“Sub-Pool” has the meaning set forth in 6(a).

“Subsidiary” means a corporation or other entity of which outstanding shares or ownership interests representing 50% or more of the combined voting power of such corporation or other entity entitled to elect the management thereof, or such lesser percentage as may be approved by the Committee, are owned directly or indirectly by the Company.

“Successor Equity Plan” has the meaning set forth in Section 5(a)(2).

“Trading Market” means any of the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the NYSE American, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange (or any successors to any of the foregoing) or other principal trading market (including OTC quotation systems) for the Common Stock.

“2020 Plan” has the meaning set forth in Section 1.